Exhibit 99.1

RE/MAX Holdings, Inc. Reports First Quarter 2021 Results

DENVER, May 6, 2021 /PRNewswire/ --

First Quarter 2021 Highlights
(Compared to first quarter 2020 unless otherwise noted)

  Total agent count increased 6.4% to 140,214 agents
  U.S. and Canada combined agent count increased 0.7% to 84,771 agents
  Total open Motto Mortgage franchises increased 27.1% to 150 offices1
  Total Revenue of $72.3 million; Revenue excluding the Marketing Funds increased 2.7% to $54.2 million
  Net income attributable to RE/MAX Holdings, Inc. of $1.1 million and earnings per diluted share (GAAP EPS) of $0.06
  Adjusted EBITDA2 of $23.2 million, Adjusted EBITDA margin2 of 32.0% and Adjusted earnings per diluted share (Adjusted EPS2) of $0.46

Operating Statistics as of April 30, 2021
(Compared to April 30, 2020 unless otherwise noted)

  Total agent count increased 6.7% to 139,862 agents
  U.S. and Canada combined agent count increased 2.0% to 85,076 agents
  Total open Motto Mortgage franchises increased 27.9% to 156 offices1

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), the first national mortgage brokerage franchise brand in the U.S., today announced operating results for the first quarter ended March 31, 2021.

"A robust housing market and record Motto growth helped drive strong financial results for the first quarter," stated Adam Contos, RE/MAX Holdings Chief Executive Officer. "During this period, we also saw our largest year-over-year increase in agent count in over a decade, adding more than 8,000 new agents, led by healthy agent growth in Canada and double-digit agent growth globally. Motto continued its record pace of franchise sales, selling the most franchises in its history for the trailing twelve month period ended March 31, 2021. We now have over 150 open Motto offices in almost 40 states. We are encouraged that many of the strong tailwinds we saw in the first quarter continued in April."

Contos continued, "We continue to increase and enhance our value proposition for both of our franchise networks. At our recent RE/MAX agent conference, we introduced an opportunity for virtually all U.S. RE/MAX affiliates to access health benefits as well as new tools, technology, and educational resources for the exclusive benefit of our agents, teams and brokers. Within our mortgage business we continue to ramp up our wemlo acquisition, offering affordable, dependable loan processing services to more of our Motto franchises each week."

First Quarter 2021 Operating Results

Agent Count

The following table compares agent count as of March 31, 2021 and 2020:

	As of March 31,		Change
	2021	2020	#	%
U.S.	62,261	62,668	(407)	(0.6)
Canada	22,510	21,523	987	4.6
Subtotal	84,771	84,191	580	0.7
Outside the U.S. & Canada	55,443	47,625	7,818	16.4
Total	140,214	131,816	8,398	6.4

Revenue

RE/MAX Holdings generated total revenue of $72.3 million in the first quarter of 2021, an increase of $2.0 million, or 2.9%, compared to $70.3 million in the first quarter of 2020. Total revenue grew primarily due to increased broker fees stemming from higher total transactions per agent and rising home prices, incremental revenue from acquisitions, Motto growth, and lower agent recruiting initiatives. Revenue growth was partially offset by lower events-related revenue due to COVID-19 restrictions and continued attrition of booj's legacy customer base. Recurring revenue streams, which consist of continuing franchise fees and annual dues, increased $1.0 million, or 3.0%, compared to the first quarter of 2020 and accounted for 62.9% of revenue (excluding the Marketing Funds) in the first quarter of 2021, compared to 62.7% in the comparable period in 2020.

Operating Expenses

Total operating expenses were $68.8 million for the first quarter of 2021, an increase of $10.2 million, or 17.5%, compared to $58.5 million in the first quarter of 2020. First quarter total operating expenses increased primarily due to higher selling, operating and administrative expenses. Excluding the Marketing Funds, first quarter 2021 operating expenses totaled $50.6 million, an increase of $9.6 million or 23.5% compared to $41.0 million in the first quarter of 2020.

Selling, operating and administrative expenses were $43.7 million in the first quarter of 2021, an increase of $9.0 million, or 26.0%, compared to the first quarter of 2020 and, excluding the Marketing Funds, represented 80.7% of revenue, compared to 65.7% in the prior-year period. Selling, operating and administrative expenses increased primarily due to higher equity-based compensation expense related to acquisitions, including $5.5 million from the acceleration of the expense of certain awards; higher bonus expense due to the elimination of the corporate bonus in 2020; and increased personnel costs largely from acquisitions. First quarter 2021 selling, operating and administrative expenses were partially offset by a reduction in travel and events expenses and lower bad debt expense due to strong collections.

Depreciation and amortization expenses increased primarily due to placing internally developed software into service and incremental acquisition-related amortization expense.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings was $1.1 million for the first quarter of 2021, a decrease of $1.5 million compared to the first quarter of 2020. Reported basic and diluted GAAP EPS were each $0.06 for the first quarter of 2021 compared to $0.15 each in the first quarter of 2020.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $23.2 million for the first quarter of 2021, an increase of $3.6 million or 18.5% from the first quarter of 2020. Adjusted EBITDA increased primarily due to higher broker fee revenue as well as reduced bad expense from improved collections, partially offset by higher bonus expense due to the elimination of the corporate bonus in the prior year, and higher legal fees. Adjusted EBITDA margin was 32.0% in the first quarter of 2021, up compared to 27.8% in the first quarter of 2020.

Adjusted basic and diluted EPS were $0.47 and $0.46, respectively, for the first quarter of 2021 compared to Adjusted basic and diluted EPS of $0.39 for the first quarter of 2020. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended March 31, 2021 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 59.6% for the quarter ended March 31, 2021.

Balance Sheet

As of March 31, 2021, the Company had cash and cash equivalents of $102.6 million, an increase of $1.3 million from December 31, 2020. As of March 31, 2021, the Company had $223.0 million of outstanding debt, net of an unamortized debt discount and issuance costs, a decrease of $0.6 million compared to $223.6 million as of December 31, 2020.

Dividend

On May 5, 2021, the Company's Board of Directors approved a quarterly cash dividend of $0.23 per share of Class A common stock. The quarterly dividend is payable on June 2, 2021, to shareholders of record at the close of business on May 19, 2021.

Outlook

The Company's second quarter and full-year 2021 Outlook assumes no further currency movements, acquisitions or divestitures.

For the second quarter of 2021, RE/MAX Holdings expects:

  Agent count to increase 7.0% to 8.0% over second quarter 2020;
  Revenue in a range of $74.0 million to $78.0 million (including revenue from the Marketing Funds in a range of $17.5 million to $18.5 million); and
  Adjusted EBITDA in a range of $25.5 million to $28.5 million.

For the full-year 2021, RE/MAX Holdings is increasing its agent count guidance and expects:

  Agent count to increase 5.0% to 6.0% over full-year 2020, up from 4.0% to 5.0%;
  Revenue in a range of $300.0 million to $310.0 million (including revenue from the Marketing Funds in a range of $71.0 million to $74.0 million), and
  Adjusted EBITDA in a range of $103.0 million to $107.0 million.

The effective U.S. GAAP tax rate attributable to RE/MAX Holdings is estimated to be between 22% and 24% in 2021.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, May 7, 2021, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the link below:

http://www.directeventreg.com/registration/event/8293584

Interested parties can access a live webcast through the Investor Relations section of the Company's website at http://investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1Total open Motto Mortgage franchises includes only "bricks and mortar" offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any "virtual" offices or "Branchises".

2Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with nearly 140,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 150 offices across almost 40 states.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; revenue; operating expenses; the Company's outlook for the second quarter and full year 2021; dividends; non-GAAP financial measures; estimated effective tax rates for 2021; housing and mortgage market conditions; the rollout of booj in Canada; the enhancement of the Company's value proposition; the continued ramp up of the Company's wemlo acquisition; and the Company's strategic and operating plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include the global COVID-19 pandemic, which continues to pose significant and widespread risks to the Company's business, including the Company's agents, loan originators, franchisees and employees, as well as home buyers and sellers. Other important risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company's ability to enhance, market, and protect its brands, including the RE/MAX and Motto Mortgage brands, (7) the Company's ability to implement its technology initiatives, and (8) fluctuations in foreign currency exchange rates, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1
RE/MAX Holdings, Inc. Consolidated Statements of Income (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Continuing franchise fees	$25,374	$24,143
Annual dues	8,672	8,921
Broker fees	11,953	9,444
Marketing Funds fees	18,145	17,522
Franchise sales and other revenue	8,151	10,242
Total revenue	72,295	70,272
Operating expenses:
Selling, operating and administrative expenses	43,676	34,677
Marketing Funds expenses	18,145	17,522
Depreciation and amortization	6,937	6,310
Total operating expenses	68,758	58,509
Operating income	3,537	11,763
Other expenses, net:
Interest expense	(2,098)	(2,682)
Interest income	163	269
Foreign currency transaction gains (losses)	(20)	(270)
Total other expenses, net	(1,955)	(2,683)
Income before provision for income taxes	1,582	9,080
Provision for income taxes	58	(3,790)
Net income	$1,640	$5,290
Less: net income attributable to non-controlling interest	548	2,659
Net income attributable to RE/MAX Holdings, Inc.	$1,092	$2,631

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.06	$0.15
Diluted	$0.06	$0.15
Weighted average shares of Class A common stock outstanding
Basic	18,496,532	17,974,264
Diluted	18,866,727	18,033,631
Cash dividends declared per share of Class A common stock	$0.23	$0.22

TABLE 2
RE/MAX Holdings, Inc. Consolidated Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$102,632	$101,355
Restricted cash	21,500	19,872
Accounts and notes receivable, current portion, less allowances of $11,705 and $11,724, respectively	29,544	29,985
Income taxes receivable	2,158	1,222
Other current assets	14,715	13,938
Total current assets	170,549	166,372
Property and equipment, net of accumulated depreciation of $15,292 and $14,731, respectively	9,184	7,872
Operating lease right of use assets	37,816	38,878
Franchise agreements, net	68,337	72,196
Other intangible assets, net	28,284	29,969
Goodwill	176,008	175,835
Deferred tax assets, net	49,162	48,855
Income taxes receivable, net of current portion	1,980	1,980
Other assets, net of current portion	17,068	15,435
Total assets	$558,388	$557,392
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,782	$2,108
Accrued liabilities	67,208	68,571
Income taxes payable	9,884	9,579
Deferred revenue	24,689	25,282
Current portion of debt	2,356	2,428
Current portion of payable pursuant to tax receivable agreements	3,590	3,590
Operating lease liabilities	5,826	5,687
Total current liabilities	119,335	117,245
Debt, net of current portion	220,676	221,137
Payable pursuant to tax receivable agreements, net of current portion	29,974	29,974
Deferred tax liabilities, net	496	490
Deferred revenue, net of current portion	19,601	19,864
Operating lease liabilities, net of current portion	48,794	50,279
Other liabilities, net of current portion	5,411	5,722
Total liabilities	444,287	444,711
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 18,719,248 and 18,390,691 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	498,810	491,422
Retained earnings	21,433	25,139
Accumulated other comprehensive income, net of tax	653	612
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	520,898	517,175
Non-controlling interest	(406,797)	(404,494)
Total stockholders' equity	114,101	112,681
Total liabilities and stockholders' equity	$558,388	$557,392

TABLE 3
RE/MAX Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,640	$5,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,937	6,310
Bad debt expense	287	3,435
Equity-based compensation expense	12,054	2,186
Deferred income tax expense	(320)	2,241
Fair value adjustments to contingent consideration	(280)	(505)
Non-cash lease expense (benefit)	(284)	—
Other, net	87	(504)
Changes in operating assets and liabilities	711	(4,804)
Net cash provided by operating activities	20,832	13,649
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(4,381)	(1,965)
Net cash used in investing activities	(4,381)	(1,965)
Cash flows from financing activities:
Payments on debt	(660)	(660)
Distributions paid to non-controlling unitholders	(2,889)	(2,777)
Dividends and dividend equivalents paid to Class A common stockholders	(4,798)	(4,275)
Payments related to tax withholding for share-based compensation	(5,291)	(2,268)
Net cash used in financing activities	(13,638)	(9,980)
Effect of exchange rate changes on cash	92	(205)
Net increase in cash, cash equivalents and restricted cash	2,905	1,499
Cash, cash equivalents and restricted cash, beginning of period	121,227	103,601
Cash, cash equivalents and restricted cash, end of period	$124,132	$105,100

TABLE 4
RE/MAX Holdings, Inc. Agent Count (Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2020	2020	2020	2020	2019	2019	2019
Agent Count:
U.S.
Company-Owned Regions	48,041	48,212	48,263	47,886	48,840	49,267	48,576	48,748
Independent Regions	14,220	14,091	14,041	13,791	13,828	13,854	13,972	13,952
U.S. Total	62,261	62,303	62,304	61,677	62,668	63,121	62,548	62,700
Canada
Company-Owned Regions	6,262	6,182	6,135	6,102	6,217	6,338	6,402	6,510
Independent Regions	16,248	15,765	15,363	15,193	15,306	15,229	15,117	14,923
Canada Total	22,510	21,947	21,498	21,295	21,523	21,567	21,519	21,433
U.S. and Canada Total	84,771	84,250	83,802	82,972	84,191	84,688	84,067	84,133
Outside U.S. and Canada
Independent Regions	55,443	53,542	50,967	48,933	47,625	46,201	44,191	42,887
Outside U.S. and Canada Total	55,443	53,542	50,967	48,933	47,625	46,201	44,191	42,887
Total	140,214	137,792	134,769	131,905	131,816	130,889	128,258	127,020

TABLE 5
RE/MAX Holdings, Inc. Adjusted EBITDA Reconciliation to Net Income (In thousands, except percentages) (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net income	$1,640	$5,290
Depreciation and amortization	6,937	6,310
Interest expense	2,098	2,682
Interest income	(163)	(269)
Provision for income taxes	(58)	3,790
EBITDA	10,454	17,803
(Gain) loss on sale or disposition of assets	(11)	(11)
Equity-based compensation expense	12,054	2,186
Acquisition-related expense (1)	943	566
Gain on reduction in tax receivable agreement liability	—	(500)
Fair value adjustments to contingent consideration (2)	(280)	(505)
Adjusted EBITDA (3)	$23,160	$19,539
Adjusted EBITDA Margin (3)	32.0%	27.8%

(1)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(2)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(3)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6
RE/MAX Holdings, Inc. Adjusted Net Income and Adjusted Earnings per Share (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net income	$1,640	$5,290
Amortization of acquired intangible assets	4,855	4,849
Provision for income taxes	(58)	3,790
Add-backs:
(Gain) loss on sale or disposition of assets	(11)	(11)
Equity-based compensation expense	12,054	2,186
Acquisition-related expense (1)	943	566
Gain on reduction in tax receivable agreement liability	—	(500)
Fair value adjustments to contingent consideration (2)	(280)	(505)
Adjusted pre-tax net income	19,143	15,665
Less: Provision for income taxes at 24% (3)	(4,594)	(3,760)
Adjusted net income (5)	$14,549	$11,905

Total basic pro forma shares outstanding	31,056,132	30,533,864
Total diluted pro forma shares outstanding	31,426,327	30,593,231

Adjusted net income basic earnings per share (4)	$0.47	$0.39
Adjusted net income diluted earnings per share (4)	$0.46	$0.39

(1)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(2)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(3)

24% is the combined federal and state statutory rate and is an estimate of our long-term tax rate assuming the full exchange of all outstanding non-controlling interests for Class A common stock. It excludes the impacts of (a) our partnership structure, (b) unusual, non-recurring tax matters, such as the conversion of First and wemlo to LLCs, and (c) lower income for 2020 due to the pandemic.

(4)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7
RE/MAX Holdings, Inc. Pro Forma Shares Outstanding (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,496,532	17,974,264
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	31,056,132	30,533,864

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,496,532	17,974,264
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	370,195	59,367
Total diluted pro forma weighted average shares outstanding	31,426,327	30,593,231

(1) In accordance with the treasury stock method.

TABLE 8
RE/MAX Holdings, Inc. Free Cash Flow & Unencumbered Cash (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash flow from operations	$20,832	$13,649
Less: Purchases of property, equipment and capitalization of software	(4,381)	(1,965)
(Increases) decreases in restricted cash of the Marketing Funds (1)	(1,628)	(3,595)
Free cash flow (2)	14,823	8,089

Free cash flow	14,823	8,089
Less: Tax/Other non-dividend distributions to RIHI	—	(14)
Free cash flow after tax/non-dividend distributions to RIHI (2)	14,823	8,075

Free cash flow after tax/non-dividend distributions to RIHI	14,823	8,075
Less: Debt principal payments	(660)	(660)
Unencumbered cash generated (2)	$14,163	$7,415

Summary
Cash flow from operations	$20,832	$13,649
Free cash flow (2)	$14,823	$8,089
Free cash flow after tax/non-dividend distributions to RIHI (2)	$14,823	$8,075
Unencumbered cash generated (2)	$14,163	$7,415

Adjusted EBITDA	$23,160	$19,539
Free cash flow as % of Adjusted EBITDA (2)	64.0%	41.4%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA (2)	64.0%	41.3%
Unencumbered cash generated as % of Adjusted EBITDA (2)	61.2%	37.9%

(1)

This line reflects any subsequent changes in the restricted cash balance (which under GAAP reflects as either (a) an increase or decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining free cash flow.

(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, non-cash impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, non-cash impairment charges, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to free cash flow is removed. The Company believes free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential independent region and strategic acquisitions, dividend payments or other strategic uses of cash.

Free cash flow after tax and non-dividend distributions to RIHI is calculated as free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor Contact: Andy Schulz, (303) 796-3287, aschulz@remax.com; Media Contact: Kerry McGovern, (303) 796-3283, kmcgovern@remax.com